Stradley Ronon Stevens & Young, LLP

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Board of Directors/Trustees of:

Templeton Growth Fund, Inc.

Templeton Global Opportunities Trust

300 S.E. 2nd Street

Fort Lauderdale, Florida 33301-1923

Subject:      Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Templeton Growth Fund, Inc., a corporation organized under Maryland law (the “Growth Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”).  The purpose of the Registration Statement is to register shares to be issued by the Growth Fund in connection with the acquisition of substantially all of the assets of the Templeton Global Opportunities Trust, a Delaware statutory trust (“TGOT”), by and in exchange solely for full and fractional Class A, Class C and Advisor Class shares of common stock, with par value of one cent ($0.01) per share (the “Shares”), of the Growth Fund (the “Transaction”).

We have reviewed the Growth Fund’s Articles of Incorporation (the “Articles”) and Bylaws, each as amended, restated and supplemented to date, resolutions adopted by the Growth Fund’s Board of Directors in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Growth Fund’s Board of Directors (the “Plan”), a Certificate of Good Standing of the Growth Fund from the Secretary of the State of Maryland dated April 5, 2018, the Registration Statement, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of Maryland General Corporation Law governing the issuance of the shares of the Growth Fund, and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares will be issued in accordance with the Articles and Bylaws, as amended, restated and supplemented to date, the Plan, and the resolutions of the Board of Directors of the Growth Fund relating to the creation, authorization and issuance of the Shares and the Transaction.

2.         The Shares will be issued against payment therefor as described in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Board of Directors/Trustees

Templeton Growth Fund, Inc.

Templeton Global Opportunities Trust

April 5, 2018

On the basis of the foregoing, and assuming that the total number of shares of the Growth Fund that are issued and outstanding after the transfer of the Shares to TGOT, as provided in the Plan, does not exceed the total number of shares authorized, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  This opinion is solely for the use of the Growth Fund and shareholders of TGOT and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:    /s/ Kristin H. Ives

# 3138577

         Kristin H. Ives, a Partner